UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 2, 2011

Commission file number 000-04689

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On May 2, 2011, Pentair, Inc. (the “Company”) and certain of its wholly-owned domestic subsidiaries (the “Guarantors”) entered into an Underwriting Agreement with J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representatives of the several underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to sell, and the Underwriters agreed to purchase, subject to the terms and conditions set forth therein, $500 million aggregate principal amount of the Company’s 5.000% Senior Notes due 2021, to be guaranteed by the Guarantors (the “Notes”), in a public offering (the “Offering”).

The Offering is expected to close on May 9, 2011, subject to customary closing conditions.  The Company intends to use the net proceeds from the Offering to finance in part the acquisition by the Company of the Clean Process Technologies division from Norit Holding B.V.  Any remaining net proceeds will be used for general corporate purposes.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company and the Guarantors, conditions to closing, indemnification rights and obligations of the parties and termination provisions.  The description of the Underwriting Agreement set forth above is qualified by reference to the Underwriting Agreement filed as Exhibit 1 to this Current Report on Form 8-K and incorporated herein by reference.

The Notes are registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-3 (Registration No. 333-173829) that the Company filed with the Securities and Exchange Commission (the “SEC”) relating to the Offering.  The Company is also filing the Underwriting Agreement as part of this Current Report on Form 8-K for purposes of such Registration Statement.

ITEM 9.01 Financial Statements and Exhibits.

(a)   Not applicable.

(b)   Not applicable.

(c)   Not applicable.

(d)   Exhibits.  The following exhibit is being filed herewith:

Exhibit	Description

1	Underwriting Agreement, dated May 2, 2011, among the Company, the guarantors named therein and the underwriters named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on May 3, 2011.

PENTAIR, INC.
Registrant

By:	/s/ Angela D. Lageson
Angela D. Lageson
Senior Vice President, General Counsel and Secretary

PENTAIR, INC.

Exhibit Index to Current Report on Form 8-K

Dated May 2, 2011

Exhibit Number	Description

1	Underwriting Agreement, dated May 2, 2011, among the Company, the guarantors named therein and the underwriters named therein.